Amended and Restated Verra Mobility Corporation

Short-Term Incentive Plan

Effective January 1, 2022

Verra Mobility Short-Term Incentive Plan

1

RECITALS

WHEREAS, the Compensation Committee of the Board of Directors (respectively, the “Compensation Committee” and the “Board”) of Verra Mobility Corporation (the “Company”) adopted and maintains the Verra Mobility Corporation Short-Term Incentive Plan, dated January 1, 2022 (the “Prior Plan”), pursuant to which specified incentive benefits are provided to Participants (as defined in Section 2.1) in the form of cash on the terms and conditions set forth therein; and

WHEREAS, the Company desires to amend and restate the Prior Plan in its entirety; and

WHEREAS, the Compensation Committee has reviewed the terms and provisions hereof and found them satisfactory.

NOW, THEREFORE, effective as of January 1, 2022, the Company hereby adopts this Amended and Restated Short-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein, which Plan will be known as the “Verra Mobility Corporation Amended and Restated Short-Term Incentive Plan.”

1.
ESTABLISHMENT, PURPOSE AND TERM OF PLAN
1.1.
Establishment. This Plan, which amends and restates the Prior Plan, is effective as of January 1, 2022 (the “Effective Date”). The Plan supersedes in their entirety the Prior Plan and any predecessor plans (collectively, the “Prior Plans”). The Prior Plans and any written or verbal representations of the Company or its representatives regarding the subject matter of the Prior Plans are hereby terminated as of the Effective Date.
1.2.
Purpose. The purpose of the Plan is to provide annual incentive compensation intended to motivate, reward and retain selected employees. The Plan is intended to constitute a “bonus program” as defined under United States Employee Benefits Security Administration Regulations Section 2510.3-2(c) and will be construed and administered in accordance with such intention.
1.3.
Term of Plan. The Plan is effective as of the Effective Date for the Company’s calendar fiscal year 2022 and for each Company fiscal year thereafter (each, a “Plan Year”), unless otherwise amended or terminated in accordance with Section 5.4 of the Plan.
2.
ELIGIBILITY TO PARTICIPATE
2.1.
General. An Employee (as defined below) is eligible to participate, and become a participant in the Plan for an applicable Plan Year (a “Participant”) if he or she (i) is not covered by a collective bargaining agreement, (ii) is classified by the Company in an Executive, Management or Professional Career Category as defined by the Company’s compensation department (or any equivalent successor designation); (iii) is approved for participation by (aa) the Company’s Chief Executive Officer (the “CEO”) and Chief People Officer (the “CPO”) if the Employee is not the CEO or one of the Company’s other executive officers (the “ELT Members”), or (bb) by the Board or Compensation Committee if the Participant is the CEO or an ELT Member, and (iv) does not participate in a different short-term incentive, sales or commission plan of the Company or any of its direct or indirect subsidiaries (each a “Subsidiary”) (absent explicit written approval from the CEO or the Board or Compensation Committee, as applicable). As used in the Plan, the term “Employee” means an employee of the Company or of any of its Subsidiaries. A Participant will be notified of his or her participation in the Plan (a “Participation Notice”) containing Plan specifics as contemplated herein for the applicable Plan Year, which they may be required to sign and return to the Company.

Verra Mobility Short-Term Incentive Plan

2.2.
Partial Year Participation. If an Employee becomes eligible to participate in the Plan during a Plan Year due to promotion or new hire and is notified of his or her participation in the Plan, such Participant may be entitled to a pro-rata portion of any Bonus (as defined in Section 3) opportunity based on the period of time remaining in such Plan Year after he or she began participating in the Plan. If during a Plan Year a Participant becomes ineligible to participate in the Plan, the Employee may be eligible to receive a pro-rata portion of any Bonus opportunity based on the period of time the Employee was a Participant during such Plan Year provided that (i) the Employee remains employed by the Company or a Subsidiary on the corresponding applicable Payment Date (as defined in Section 4.6), and (ii) the other required criteria to receive a Bonus are met.
3.
PLAN DESIGN

The Plan provides the basis upon which each Participant may earn an incentive bonus for a Plan Year (an “Annual Bonus”) and, if authorized by the Board or Compensation Committee in any Plan Year, a partial payment (a “Progress Payment”) for the period of January 1 through June 30 of such Plan Year (the “First Half Period” and, together with the Plan Year, the “Measurement Periods”, or individually, a “Measurement Period”). The metrics used to determine the extent, if any, to which a Participant may earn an Annual Bonus and a Progress Payment are described in this Section 3 as further supplemented by a Participant’s Participation Notice. The Annual Bonus and Progress Payment are sometimes collectively referred to as “Bonuses” and individually as a “Bonus.”

3.1.
Participant’s Annual Bonus Target Amount. A Participant’s Annual Bonus target amount is stated as a percentage of his or her annual base salary at the end of any applicable Measurement Period (for salaried exempt employees) or as the Participant’s total wages earned during the applicable Measurement Period, including overtime pay (for non-exempt employees) (the “Target Amount”). Participants will be notified of their Target Amount during the first quarter of a Plan Year or as reasonably practical after the commencement of the Plan Year (or, for new hires or transfers into eligible positions during the Plan Year, at or around the time of notification of participation) or, if applicable, after any amendment to the Plan via their Participation Notice. In addition to continued employment, the Bonuses are earned based on the achievement of financial targets and individual performance, as described below. The Target Amount may be capped (as a percentage above 100% of the Target Amount) in any applicable Plan Year as determined by the Board or Compensation Committee, which shall be communicated to Participants in their Participation Notice.
3.2.
Annual Bonus and Progress Payment Components. Annual Bonuses and Progress Payments under the Plan are based on performance measures that may include a combination of Company-wide (“Consolidated”) or Business Unit (“BU”) financial performance measures (each, a “Financial Factor”), and an Individual performance measure (the “Individual Performance Factor”). Each Participant shall be notified of the weighting of applicable Financial Factors and the Individual Performance Factor for purposes of calculating the Participant’s Bonus.
3.2.1.
Financial Factors. During the first quarter of the Plan Year, or as reasonably practical thereafter (or after any amendment to the Plan), each applicable Financial Factor will be assigned an annual target (each, a “Financial Target”), which will be determined by the Company’s Chief Financial Officer (“CFO”) and approved by the Board or Compensation Committee, and thereafter communicated to Participants. Performance against Financial Targets will be measured after the end of the First Half Period for purposes of determining payment amount, if any, of the Progress Payment if authorized for the Plan Year, and at the conclusion of the Plan Year after the Company’s books are closed for the fiscal year for purposes of determining the amount, if any, of the Annual Bonus. Achievement against the applicable Financial Target (as measured as a percentage) will determine an unweighted multiplier for the applicable Financial

Verra Mobility Short-Term Incentive Plan

Factor (each, a “Financial Factor Unweighted Multiplier”). To determine the resulting weighted multiplier for the applicable Financial Factor (each, a “Financial Factor Weighted Multiplier”), each Financial Factor Unweighted Multiplier will be multiplied by the applicable weighting factor. Financial Factors that may be considered include, but are not limited to, the following:
3.2.1.1.
Consolidated Adjusted EBITDA. “Consolidated Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization determined on the basis of the Company’s Consolidated financial statements prepared for the applicable Measurement Periods, as adjusted in the Board’s discretion by removing irregular, one-time or non-recurring items.
3.2.1.2.
Business Unit Adjusted EBITDA. “Business Unit Adjusted EBITDA” or “BU Adjusted EBITDA” means the adjusted earnings before interest, taxes, depreciation and amortization of the applicable BU determined on the basis of the financial statements of such BU prepared for the applicable Measurement Periods, as adjusted in the Board’s discretion by removing irregular, one-time or non-recurring items.
3.2.1.3.
Consolidated Revenue. “Consolidated Revenue” means the Company’s total revenue determined on the basis of the Company’s Consolidated financial statements prepared for the applicable Measurement Periods.
3.2.1.4.
Business Unit Revenue. “Business Unit Revenue” or “BU Revenue” means the total revenue of the applicable BU determined on the basis of the financial statements of such BU prepared for the applicable Measurement Periods.
3.2.2.
Operational Modifier. During the first quarter of each Plan Year, or as soon as reasonably practical thereafter (or after any amendment to the Plan), the CEO will establish, and the Board or Compensation Committee will approve, one or more key strategic objectives to be evaluated on a Consolidated basis, BU basis, or a combination of both. Performance of the Company or applicable BU against the applicable key strategic objective(s) will determine an adjustment factor (the “Operational Modifier”) expressed as a percentage value within a range that will be communicated to Participants. Each respective Financial Factor Weighted Multiplier determined for the full Plan Year (but not for the First Half Period) will be multiplied by the Operational Modifier to determine an adjusted Financial Factor Weighted Multiplier (each, an “Adjusted Annual Financial Factor Weighted Multiplier”). Determination of performance against the Operational Modifier will be made by the Board in its discretion after the conclusion of the Plan Year. The Operational Modifier score, once determined, shall apply equally to all Participants subject to the same Operational Modifier.

3.2.3.
Individual Performance. Each Participant’s Bonus will take into account an Individual performance measure based on the Participant’s performance during the Measurement Period, which shall be determined following the conclusion of the applicable Measurement Period based on input from the Participant’s supervisor and is subject to the CEO’s approval and discretion, with the exception of the CEO and ELT Members, whose Individual performance shall be determined by the Board or the Compensation Committee in its discretion (the “Individual Performance Factor”). The Individual Performance Factor will be multiplied by the weighting factor applicable to the Participant to determine the Participant’s “Individual Performance Weighted Multiplier.”

Verra Mobility Short-Term Incentive Plan

4.
PAYMENTS UNDER THE PLAN
4.1.
Progress Payment. The Company may determine for any Plan Year that it is in furtherance of the purpose of the Plan to make a Progress Payment, which is a partial payment of the Annual Bonus based on performance against certain targets as measured at the end of the First Half Period, as such performance targets are determined by the Board or the Compensation Committee in its discretion. Eligibility for a Progress Payment for any applicable Plan Year, including the performance targets used to determine the amount of any Progress Payment and how the Progress Payment will be calculated, will be communicated to Participants in their Participation Notice. Eligibility for a Progress Payment is subject to the following, as determined by the Board or the Compensation Committee in its discretion:
4.1.1.
A minimum level of performance that must be achieved as of the end of the First Half Period before Participants are eligible to receive a Progress Payment (for example, a percentage of Adjusted EBITDA performance) (the “Progress Payment Threshold”);
4.1.2.
The Participant must be employed on the Progress Payment Date (as defined in Section 4.6.1) and meet the other requirements of this Plan; and
4.1.3.
The Progress Payment will not take into account an Operational Modifier.
4.2.
Annual Bonus. Each Participant who remains an eligible Employee under the Plan will be entitled to earn an Annual Bonus for the applicable Plan Year in an amount, if any, determined in accordance with the provisions of the Plan.
4.2.1.
Full Year EBITDA Threshold. No Participant will be entitled to an Annual Bonus under the Plan with respect to Financial Factors unless both (i) the actual level of Consolidated Adjusted EBITDA performance equals or exceeds an established percentage of the Financial Target for Consolidated Adjusted EBITDA for the Plan Year and (ii) for BU Participants, the actual level of BU Adjusted EBITDA performance equals or exceeds an established percentage of the Participant’s applicable Financial Target for BU Adjusted EBITDA for the Plan Year (collectively, the “Full Year EBITDA Threshold”). If the Full Year EBITDA Threshold is not achieved, no corresponding Annual Bonus payment related to Financial Factors will be paid to the Participant. The Full Year EBITDA Threshold need not be achieved for a Participant to receive an Annual Bonus payment for the Individual Performance Factor. If the Full Year EBITDA Threshold is achieved, the Participant’s Annual Bonus opportunity for the Plan Year will be calculated based on the Financial Factor weighting applicable to the Participant and on performance against the applicable Financial Targets, subject to the following:
4.2.1.1.
The calculation of the Annual Bonus payable based on Financial Factors is subject to application of the Operational Modifier;
4.2.1.2.
Provided the Full Year EBITDA Threshold is achieved, Participants are eligible for an Annual Bonus on both the Financial Targets for Adjusted EBITDA and Revenue applicable to the Participant (Consolidated or BU), based on the Adjusted Annual Financial Factor Weighted Multiplier as multiplied against the Target Amount as of the end of the Plan Year;
4.2.1.3.
Any Progress Payment made following the First Half Period in a Plan Year shall be deducted from the Annual Bonus payment calculated on the Financial Factors for the Plan Year. An Annual Bonus payment for the Individual Performance Factor is not subject to the Full Year EBITDA Threshold;

Verra Mobility Short-Term Incentive Plan

4.2.1.4.
Product sales or other extraordinary events (positive or negative) may be excluded from the determination of a BU’s financial performance for purposes of calculating achievement of a Financial Target; and
4.2.1.5.
The Participant must be employed on the Full Year Payment Date (as defined in Section 4.6.2) and meet the other requirements of this Plan.

4.3.
Bonus Calculation. Bonus payments made to eligible Participants will be calculated based on their Target Amount. For purposes of calculating any Bonus for Participants who are classified as exempt under the Fair Labor Standards Act (“FLSA”), the Target Amount shall be applied against the annual base salary in effect on the last day of any Measurement Period, and for Participants who are classified as non-exempt under the FLSA, the Target Amount shall be applied against the Participant’s total wages earned during the Measurement Period, including overtime pay (and as such, the Bonus paid shall not be factored into the Participant’s regular rate of pay). A Participant whose job classification is changed during the Plan Year such that the new job title qualifies for a different Target Amount and/or the Participant is subject to different BU Financial Targets shall have his or her Bonus pro-rated to reflect the time in each position according to the applicable target(s) for the applicable Measurement Period, using the calculation methods described above.
4.4.
Final Approval of Annual Bonuses. All Bonus amounts to be paid to Participants under the Plan must be approved by the CEO prior to payment, with the exception of the CEO and ELT Members, whose payments must be approved by the Board or the Compensation Committee.
4.5.
Eligibility to Receive Payment. To be eligible to receive any Bonus payment under the Plan, a Participant must be employed by the Company or a Subsidiary on both (i) the last day of the applicable Measurement Period, and (ii) the date on which the Company or Subsidiary actually pays the corresponding Bonus (the “Payment Date”). However, if the Company or Subsidiary terminates a Participant’s employment without cause (as determined by the Company or Subsidiary in its sole discretion) after the end of a Measurement Period but before the corresponding Payment Date, the CEO and CPO, for Participants other than the CEO and ELT Members, and the Board or Compensation Committee for Participants who are the CEO and ELT Members, may, in their/its sole discretion, pay on the Payment Date, all or a pro-rata portion of the Participant’s Bonus for that Measurement Period.
4.6.
Payment Dates. Subject to all other requirements of this Plan, the Payment Dates are as follows:
4.6.1.
The Payment Date for the Progress Payment (if paid) shall occur after the Company closes its financial statements for June of the applicable Plan Year but occur no later than August 15 of the Plan Year (the “Progress Payment Date”).
4.6.2.
The Payment Date for the Annual Bonus (if paid) shall be after the Company’s books are closed for the fiscal year but occur no later than March 15 of the year following the applicable Plan Year (the “Full Year Payment Date”).
4.7.
Tax Withholding. All Bonus payments made under the Plan are subject to applicable foreign, federal, state and local withholding and any other deductions required by applicable law. Payments to Participants subject to United States income taxes will generally be taxed as supplemental wages, rather than at the wage withholding rate on regular wages.
5.
OTHER IMPORTANT INFORMATION ABOUT THE PLAN

Verra Mobility Short-Term Incentive Plan

5.1.
Plan Administration.
5.1.1.
The Board and/or the Compensation Committee, with respect to Participants who are the CEO and ELT Members, and the CEO and CPO, with respect to Participants other than the CEO and ELT Members, shall administer the Plan as provided in the Plan (each referred to in this Section 5.1 as the “Plan Administrator”). Unless such authority is specifically designated otherwise in the Plan, the Plan Administrator, as applicable, has full discretionary authority to administer and interpret the Plan, including, without limitation, discretionary authority to determine those Employees who shall become Participants, the standard or formula pursuant to which the performance components and each Participant’s Bonus shall be calculated, whether all or any portion of the Bonus so calculated will be paid, and the specific Bonus amount, if any, to be paid to each Participant. The Plan Administrator has the authority, but not the obligation, to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem appropriate.
5.1.2.
Without limitation, the Plan Administrator shall have the absolute and discretionary right to adjust the Plan components, to determine achievement of the Operational Modifier, or to exclude items from the calculation of any achieved Financial Target or Individual Performance Factor, at any time during the Plan Year if it determines that external changes or other business conditions require changes to be made.
5.1.3.
All decisions and determinations of the Plan Administrator (including, without limitation, all interpretations of the Plan or of any Bonus) shall be final, conclusive and binding upon all persons, including Participants and their legal representatives.
5.2.
Corporate Event. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, spin-off, reorganization or liquidation, any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, the assets of the Company, or as would constitute a “Change in Control” as defined in the Verra Mobility Corporation 2018 Equity Incentive Plan, (each, a “Corporate Event”), the Company will select, prior to the consummation of the transaction, one of the following alternatives: this Plan: (a) shall remain in effect in accordance with its terms; (b) shall remain in effect in accordance with its terms, but shall be assumed by the surviving corporation; (c) will terminate, along with any future accruals, as of the consummation of the transaction and all payments under this Plan shall be pro-rated based upon the number of days that have elapsed in the Plan Year up to the date of the Corporate Event, calculated based on the attainment of performance criteria as of the transaction date, and paid within 30 days after the closing of the transaction, provided the Participant is employed on the transaction closing date or (d) will terminate, and all Bonus payments will be made to Participants based on each Participant’s annualized base salary (i.e., not on a pro-rata basis, but rather a full year basis), calculated based on the attainment of Financial and Individual Performance Targets as of the transaction date, and paid within thirty (30) days after the closing of the transaction, provided the Participant is employed on the transaction closing date.
5.3.
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
5.4.
Amendment/Termination. The Company may, from time to time, amend, suspend, or terminate in whole or in part and retroactively or prospectively, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan, without liability to any Participant or Employee.

Verra Mobility Short-Term Incentive Plan

5.5.
No Continued Right to Employment. Neither the establishment of the Plan, nor the provision for or payment of any amounts hereunder, nor any action of the Company shall be held or construed to confer upon any Participant or other person or entity any legal right to receive, or possess any interest in, a Bonus payment, or any legal right to be continued in the employ of the Company or any Subsidiary for any particular period of time. Participation in the Plan does not affect the right of the Company or any Subsidiary to terminate a Participant’s employment with the Company or any Subsidiary at any time or for any reason unless otherwise prohibited by law.
5.6.
Plan Bonuses Not Assignable. The rights of a Participant to Bonuses are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant, and any attempt to assign, pledge or encumber that interest shall be void. To the extent requested by the Company, each Participant and his or her spouse shall acknowledge in writing that the rights of a Participant to Bonuses are non-transferable, including in the event of death or marital separation. No Bonus is earned by a Participant, and a Participant has no rights to a Bonus, unless and until a Bonus is paid to a Participant on a Payment Date.
5.7.
Code Section 409A. The Bonuses provided under this Plan to Employees subject to United States income taxes are intended to be paid in such a manner that satisfies the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that any and all tax liability and penalties resulting from non-compliance with Section 409A of the Code or an exception thereto shall remain the Participant’s sole responsibility. Nothing in this Plan shall be construed as a guarantee of any particular tax treatment to a Participant. Each Participant shall be solely responsible for his or her tax consequences with respect to all Bonus amounts payable under this Plan, and in no event shall the Company, any Subsidiary or the CEO, CPO, Board or Compensation Committee have any responsibility or liability if this Plan does not meet any applicable requirements of any law including, without limitation, Code Section 409A or an exception thereto.
5.8.
Applicable Law. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Arizona. This Plan will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of the Plan will be governed by, the laws of the State of Arizona without reference to principles of conflicts of law thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties under this Plan, the parties shall submit to, and consent to the jurisdiction of, the State of Arizona and agree that such litigation shall be conducted only in the courts of the Maricopa County, Arizona, or the federal courts of the United States for the District of Arizona, and no other courts. In the event of any proceeding to enforce any provision of this Plan, the prevailing party shall recover its attorneys’ fees and expenses.

Verra Mobility Short-Term Incentive Plan